EXHIBIT 10.19: Executive Compensation Agreement - MARLENE HUTCHESON

                       EXECUTIVE COMPENSATION AGREEMENT

                                    Between

                            SOUTH TEXAS OIL COMPANY

                                      and

                               MARLENE HUTCHESON

  This Agreement is made this 1st day of March 2007, by and between SOUTH TEXAS OIL COMPANY, a Nevada corporation ("SOUTH TEXAS OIL"), and
MARLENE HUTCHESON ("EXECUTIVE").

 WHEREAS, SOUTH TEXAS OIL is engaged in the business of oil and gas exploration and development; and

  WHEREAS, SOUTH TEXAS OIL desires to retain the services of the EXECUTIVE in the capacity of its Chief Financial Officer.

 NOW THEREFORE, IT IS AGREED AS FOLLOWS:

 SECTION 1. EMPLOYMENT.

 1.1 EXECUTIVE EMPLOYMENT. SOUTH TEXAS OIL appoints EXECUTIVE and EXECUTIVE accepts the appointment as Chief Financial Officer until February 1, 2008.

 SECTION 2. DUTIES. EXECUTIVE shall serve as Chief Financial Officer of SOUTH TEXAS OIL, with such duties as are customarily associated with such position in public corporations and specifically as set out in the By-Laws of SOUTH TEXAS OIL.

  SECTION 3. EXTENT OF SERVICES. EXECUTIVE shall devote her best efforts, attention, and energies to the performance of her duties as set out above.

  Nothing in this Agreement shall preclude EXECUTIVE from conducting other business or holding official positions or directorships in other entities, the activities of which do not directly conflict with EXECUTIVE's duties and responsibilities as Chief Financial Officer of SOUTH TEXAS OIL.

  SECTION 4. TERM. The term of this Agreement shall begin on March 1, 2007 (the "Effective Date"), and shall continue for a one year period. The parties presently anticipate that the employment relationship may continue beyond this one-year term. In the absence of a written extension by the parties or notice of non-renewal by either SOUTH TEXAS OIL or Employee, this Agreement shall be treated as an agreement from month-to-month following the expiration of the indicated Term

 SECTION 5. EXECUTIVE COMPENSATION.

  5.1 BASE SALARY. SOUTH TEXAS OIL will pay to EXECUTIVE a base salary for the first year in the amount of Three Thousand Dollars ($3,000) per month, payable in accordance with SOUTH TEXAS OIL's standard payroll procedures but no less frequently than monthly, at the election of EXECUTIVE. The Executive's Base Salary shall be reviewed, and may be increased but not decreased, annually, by the Board pursuant to its normal performance review policies for senior executives, with the first such review occurring not later than July 2007.

 5.2 BONUSES. EXECUTIVE shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of EXECUTIVE's performance during such year.

 SECTION 6. TERMINATION.

  6.1  Termination for Cause by Company.  This Agreement may be terminated  for
"cause"  by  Company.   For  purposes  hereof,  "cause"  shall  mean any of the
following events:

             a. Any embezzlement or wrongful diversion of funds of SOUTH TEXAS OIL or any other affiliate of SOUTH TEXAS OIL by EXECUTIVE;

             b. Malfeasance or insubordination by EXECUTIVE in the conduct of his duties prescribed by the Board of Directors;

             c. Material breach of this Agreement by EXECUTIVE that remains uncured for a period of at least thirty (30) days following written notice from SOUTH TEXAS OIL to EXECUTIVE of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach; or

             d. Conviction or the entry of a plea of nolo contendere or equivalent plea of a felony in a court of competent jurisdiction, or any other crime or offense involving moral turpitude.

  6.2 Termination for Good Reason by EXECUTIVE. This Agreement may be terminated for "good reason" by EXECUTIVE giving rise to the severance pay provisions set forth in paragraph 6.3 below. For purposes hereof, "good reason" shall mean only the following events:

             a. A material breach of this Agreement by SOUTH TEXAS OIL that remains uncured for a period of at least thirty (30) days following written notice from EXECUTIVE to SOUTH TEXAS OIL of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach.

                   c. A change of control (as defined below) if within forty five (45) days following the change of control EXECUTIVE is not offered the renewal of employment for at least six (6) months beyond the then pending employment term at the equivalent monthly benefits in effect at the time of the change of control; provided, however, that such offer of employment need not include the same job title or job description as held by EXECUTIVE at the time of the change of control and need not contain a new change of control provision covering subsequent changes of control. The equivalent monthly benefits shall be the only criterion for determining if the offer complies with this section. A "Change in Control" shall mean the occurrence during the Term of any of the following events which is coupled with a change in the majority of Board positions on the Board of Directors: (i) An acquisition (other than directly from the Company) of any voting securities of SOUTH TEXAS OIL (the "Voting Securities") by any "Person" (as the term person is used for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 40% or more of the combined voting power of SOUTH TEXAS OIL's then outstanding Voting Securities; provided however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by
(a) an employee  benefit  plan (or a trust forming a part therof) maintained by
(x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by SOUTH TEXAS OIL, (2) any Person in connection with a "Non-Control" Acquisition, (ii) the sale or other disposition of all or substantially all of the business or assets of SOUTH TEXAS OIL to any person (other than a transfer to a Subsidiary); or (iii) a merger, consolidation or reorganization involving SOUTH TEXAS OIL.

 6.3 Severance  Pay/Effect  of  Termination  Without  Cause by  SOUTH TEXAS OIL
or With Good Reason by EXECUTIVE. In the event that this Agreement is terminated by SOUTH TEXAS OIL without "cause" or by EXECUTIVE "with good reason", EXECUTIVE's sole remedy shall be limited to recovery by EXECUTIVE from SOUTH TEXAS OIL of the compensation and continuation of the benefits described above for the period of two (2) months. The severance pay provided for in this Agreement shall be in lieu of any other severance or termination pay to which the EXECUTIVE may be entitled under any SOUTH TEXAS OIL severance or termination plan, program, practice or arrangement. The EXECUTIVE's entitlement to any other compensation or benefits shall be determined in accordance with SOUTH TEXAS OIL's employee benefit plans and other applicable programs, policies and practices then in effect.

 SECTION 7. CONFIDENTIALITY.

 EXECUTIVE acknowledges that she will develop and be exposed to information that is or will be confidential and proprietary to SOUTH TEXAS OIL. The information includes oil and gas prospects, engineering and geological information, exploration and development plans, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. EXECUTIVE agrees to make use of such information only in the performance of her duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

 SECTION 8. MISCELLANEOUS PROVISIONS.

  8.1 WAIVER. SOUTH TEXAS OIL's waiver of the EXECUTIVE's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the EXECUTIVE. EXECUTIVE's waiver of SOUTH TEXAS OIL'S breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by SOUTH TEXAS OIL.

 8.2 NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to SOUTH TEXAS OIL at:

 SOUTH TEXAS OIL COMPANY
 2802 Flintrock Trace, Suite # 252
 Austin, TX 78738

 addressed to EXECUTIVE at:

 MARLENE HUTCHESON
 2580 Anthem Village Drive
 Henderson, NV 89052

 or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

  8.3 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

  8.4 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

 8.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

 8.6 NON-TRANSFERABILITY. Neither EXECUTIVE, her husband, nor their estates shall have any right to commute, anticipate, encumber, or dispose of any payment hereunder, which payment and the rights thereto are expressly declared nonassignable and nontransferable, except as other wise specifically provided herein.

 8.7 AGREEMENT BINDING. This Agreement shall inure to the benefit of and be binding upon SOUTH TEXAS OIL, its successors and assigns, including, without limitations, any persons, partnership, company or corporation which may acquire substantially all of SOUTH TEXAS OIL'S assets or business or with or into which SOUTH TEXAS OIL may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon EXECUTIVE, her heirs, distributees and personal representatives. If payments become payable to the surviving widower of EXECUTIVE and she shall thereafter die prior to March 1, 2008, such payments shall nevertheless continue to be made to her estate until such date.

  8.8 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

  8.9 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

 8.10 BINDING ARBITRATION. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION CONDUCTED IN AUSTIN, TEXAS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES ("RULES") OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT AT THE TIME THE CONTROVERSY OR CLAIM ARISES, BUT SAID ARBITRATION NEED NOT BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR, WHICH SHALL BE AGREED UPON BY THE PARTIES, SHALL HAVE JURISDICTION TO DETERMINE ANY SUCH CLAIM AND MAY GRANT ANY RELIEF AUTHORIZED BY LAW FOR SUCH CLAIM EXCLUDING CONSEQUENTIAL AND PUNITIVE DAMAGES. EACH PARTY TO THE ARBITRATION SHALL BEAR THE INITIAL FILING FEES AND CHARGES EQUALLY, PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD REIMBURSEMENT OF ALL SUCH COSTS AND FEES TO THE PREVAILING PARTY AS A PART OF ITS AWARD. THIS PARAGRAPH SHALL LIKEWISE BE SPECIFICALLY ENFORCEABLE IN A COURT OF COMPETENT JURISDICTION SHOULD THE PARTY NOT DEMANDING ARBITRATION REFUSE TO PARTICIPATE IN OR COOPERATE WITH THE ARBITRATION PROCESS.

 8.11 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

  8.12 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

 8.13 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

  8.14 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and shall remain in full force and effect.

SOUTH TEXAS OIL, INC.                          MARLENE HUTCHESON

By:                              	      By:
-----------------------------                 --------------------------
MURRAY N. CONRADIE                            An individual
Chief Executive Officer and Director

                                              Dated: March 1, 2007